Exhibit 99.1

Evolent Health Completes Acquisition of New Century Health

WASHINGTON, D.C., October 2, 2018 — Evolent Health, Inc. (NYSE: EVH) — Evolent Health, Inc. ("Evolent"), a company providing an integrated value-based care platform to the nation's leading health systems and physician organizations, today announced the completion of its acquisition of New Century Health (NCH).

First announced on September 12, 2018, this strategic acquisition brings together two innovative companies that support provider organizations and health plans with clinical management and operational capabilities. Details of the transaction are available in the Form 8-K issued today by Evolent.

New Century Health will be a subsidiary of Evolent, leveraging its extensive experience assisting customers in managing the large and complex specialties of cancer and cardiac care. Together, the organizations will be able to offer comprehensive specialty care management services and technology across Medicare Advantage, Medicaid and commercial populations in support of both New Century Health and Evolent's clients. Evolent will include financial results for New Century Health for the fourth quarter of 2018.

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About Evolent Health
Evolent’s Services segment focuses on partnering with leading provider organizations to achieve superior clinical and financial results in value-based care. With a provider heritage and over 20 years of health plan administration experience, Evolent operates in more than 30 U.S. health care markets, actively managing care across Medicare, Medicaid, commercial and self-funded adult and pediatric populations. With the experience to drive change, Evolent confidently stands by a commitment to achieve results. Our True Health segment consists of a commercial health plan we operate in New Mexico that focuses on small and large businesses. For more information, visit www.evolenthealth.com.

Forward Looking Statements: Cautionary Language
Certain statements made in this release contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the “PSLRA”), including, but not limited to, statements regarding the consideration to be paid in connection with the Merger Agreement. Evolent and Evolent Health LLC (the “Evolent Entities”) claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA. Actual events or results may differ materially from those contained in these forward-looking statements. The factors that could cause future events or results to vary from the forward-looking statements contained herein include, without limitation, risks and uncertainties related to the acquisition of New Century Health, which may be difficult to integrate, divert management resources, result in unanticipated costs or dilute our stockholders, and certain risks and uncertainties associated with the acquisition of New Century Health, including future revenues may be less than expected, the timing and extent of new lives expected to come onto the platform may not occur as expected and the expected results of Evolent may not be impacted as anticipated. Please refer to the periodic reports that Evolent has filed with the SEC, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and the risk factors noted therein. Such periodic filings by Evolent identify and address other important factors that could cause future events or results to vary from the forward-looking statements set forth in this Current Report on Form 8-K. In addition, the Evolent Entities disclaim any obligation to update any forward-looking statements contained herein to reflect events or circumstances that occur after the date hereof.

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Source: Evolent Health, Inc.

Contacts:

Bob East	Kim Conquest	Jennifer Butler
443.213.0502	540.435.2095	617.650.1390
Investor Relations	Evolent Media Relations	NCH Media Relations
InvestorRelations@evolenthealth.com	KConquest@evolenthealth.com	jbutler@newcenturyhealth.com